INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 27th day of March, 2013, by and among  (the “Sub-Advisor”), and Aurora Investment Management L.L.C. a Delaware limited liability company located at 300 North LaSalle Street, 52nd Floor, Chicago, Illinois 60654 (the “Advisor”).

WHEREAS, Trust for Professional Managers, a Delaware statutory trust located at 615 E. Michigan Street, Milwaukee WI 53202 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Aurora Horizons Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and the Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, has retained the Advisor to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated as of March 27, 2013 (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to provide a continuous investment program for a portion of the Fund’s assets and the Sub-Advisor is willing to do so pursuant to this Investment Sub-Advisory Agreement (the “Agreement”); and

WHEREAS, the Advisor has the authority to determine, subject to the oversight of the Board of Trustees of the Trust, the amount of the Fund’s assets to be advised by the Sub-Advisor.

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.   APPOINTMENT OF SUB-ADVISOR.

(a)   Appointment and Acceptance.  The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Advisor (such portion being referred to as the “Sub-Advisor Account”).  In performing its obligations under this Agreement, the Sub-Advisor may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

(b)   Independent Contractor.  The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)   Representations, Warranties and Covenants of the Sub-Advisor.  The Sub-Advisor represents, warrants, covenants and agrees that:

(i) it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, and the execution and delivery of this Agreement by it and the performance of its obligations hereunder do not violate or constitute a default under or breach of the constituent documents of the Sub-Advisor or any agreement, instrument or policies by which it is bound, and will not violate, or constitute a breach of or default under, any order, rule, law or regulation applicable to the Sub-Advisor of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over the Sub-Advisor and the Trust, including the 1940 Act;

(ii) it is registered and will maintain its registration as an investment adviser under the Advisers Act;

(iii) it shall promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(iv) it is exempt from registration with the Commodity Futures Trading Commission (“CFTC”) in all capacities, if any, in which the Sub-Advisor is required under the CEA;

(v) it shall comply with such other requirements of the Commodity Exchange Act of 1936 (“CEA”) and CFTC regulations that apply to Sub-Advisor with regard to the Fund;

(vi) it shall cooperate by assisting the Advisor by providing information in its possession to the Advisor to fulfill any disclosure or reporting requirements applicable to the Fund under the CEA and/or CFTC regulations, solely to the extent such requirements require information relating to the Sub-Advisor Account or the Sub-Advisor’s provision of portfolio management services hereunder. The Sub-Advisor shall have no obligation to prepare any such disclosure or reports, it being acknowledged that any such disclosure or reports are the obligation of the Trust, the Fund and/or the Advisor and not the Sub-Advisor;

(vii) it has delivered to the Advisor and the Trust a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and shall promptly furnish the Advisor and the Trust all amendments or supplements to its Form ADV;

(viii) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act applicable to it and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics upon the execution of this Agreement.  On at least an annual basis, the Sub-Advisor will comply in all material respects with the reporting requirements of Rule 17j-1 applicable to it, which may include: (i) certifying to the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics with respect to the Sub-Advisor Account, and (ii) identifying any material violations which have occurred with respect to the Sub-Advisor Account;

(ix) upon reasonable notice from and the reasonable request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees and its agents to examine the reports (or equivalent information tracked by the Sub-Advisor’s financial tracking system) required to be made by the Sub-Advisor pursuant to Rule 17j-1 and all other records relevant to the Sub-Advisor’s code of ethics.

(x) it is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority;

(xi) it shall promptly notify the Advisor in the event that the Sub-Advisor or any of its affiliates becomes aware that the Sub-Advisor (a) is the subject of an administrative proceeding or enforcement action by the SEC, CFTC or other regulatory authority or (b) is served or otherwise given notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Advisor, the Advisor or any of their affiliates alleging a material breach of applicable securities laws or fraud, the adverse determination of which is reasonably likely to have a material adverse effect on Sub‐Advisor’s ability to perform its obligations under this Agreement;

(xii) it maintains errors and omissions insurance coverage in an appropriate scope and amount and shall upon request provide to Advisor any information it may reasonably require concerning the amount of or scope of such insurance;

(xiii) it has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees, officers, and agents.  Upon reasonable notice to and reasonable request, the Sub-Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Sub-Advisor Account solely to the extent the Trust or the Advisor deem necessary to discharge their obligations under the 1940 Act and the Advisers Act.  The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such written policies and procedures to the extent required by the 1940 Act and the Advisers Act (including any rules and regulations promulgated thereunder applicable to the Sub-Advisor with respect to its activities for the Sub-Advisor Account); and

(xiv) it acknowledges receipt of the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”).

(d)   Representations, Warranties and Covenants of Advisor.  The Advisor represents, warrants, covenants and agrees that:

(i) it has been appointed by the Board of Trustees of the Trust to serve as the investment adviser to the Fund;

(ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement, has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, and the execution and delivery of this Agreement by it, the performance of its obligations hereunder and the retention of the Sub-Advisor hereunder do not violate or constitute a default under or breach of the constituent documents of the Advisor or any agreement, instrument or policies by which it is bound, and will not violate, or constitute a breach of or default under, any order, rule, law or regulation applicable to the Advisor and the Trust of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over the Advisor and the Trust, including the 1940 Act;

(iii) it is and will maintain its registration as an investment adviser registered under the Advisers Act;

(iv) it has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor, subject to the approval by the Board of Trustees of the Trust;

(v) it is registered with the CFTC in all capacities, if any, in which the Advisor is required under the CEA and the CFTC’s regulations to be so registered and is registered with the NFA if required to be a member thereof;

(vi) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act;

(vii) it is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority;

(viii) it shall promptly notify the Sub-Advisor in the event that the Advisor or any of its affiliates becomes aware that the Advisor (a) is the subject of an administrative proceeding or enforcement action by the SEC, CFTC or other regulatory authority or (b) is served or otherwise given notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Advisor, the Advisor or any of their affiliates alleging a material breach of applicable securities laws or fraud, the adverse determination of which is reasonably likely to have a material adverse effect on Advisor’s ability to perform its obligations under this Agreement;

(ix) it will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(x) it has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Advisor, its employees, officers, and agents;

(xi) the Investment Guidelines (as defined in Section 4) will not cause the Fund to violate the requirements under the 1940 Act and such other law, rule or regulation applicable to the Fund or the Trust; and

(xii) it has provided the Sub-Advisor with the Fund’s most current Prospectus and instructions, policies and directions of the Trustees pertaining to the Advisor and the Fund, as in effect from time to time.  The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents as well as such other information as is reasonably necessary for the Sub-Advisor to carry out its obligations under this Agreement.

2.   PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund as provided to the Sub-Advisor, and subject to the supervision of the Advisor and oversight of the Board of Trustees, the Sub-Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Sub-Advisor Account, including purchase, retention and disposition of securities and other investments, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus provided to the Sub-Advisor and in accordance with this Agreement.  The Advisor has the right at any time to reallocate the portion of the Fund’s assets allocated to the Sub-Advisor Account pursuant to this Agreement if the Advisor deems such allocation appropriate.

(a)   In providing its services under this Agreement, the Sub-Advisor shall be subject to and shall use commercially reasonable efforts to comply with:

(i) this Agreement and solely to the extent applicable to the Sub-Advisor, the 1940 Act, the regulations and any other requirement of state or federal laws including the rules, regulations and policy statements approved or issued by the SEC thereunder and all applicable securities laws in the jurisdiction where the Sub-Advisor is located or in which the Sub-Advisor Account invests, as amended from time to time (collectively, “Relevant Law”);

(ii) the Investment Guidelines of the Sub-Advisor Account furnished pursuant to Section 4;

(iii) the investment restrictions, objectives, strategies and policies set forth in the Prospectus;

(iv) the supervision of the Board of Trustees of the Trust; and

(v) such specific instructions as the Board of Trustees of the Trust or the Advisor may adopt and communicate to the Sub-Advisor.

The Sub-Advisor shall promptly notify Advisor of a material non-compliance with the requirements of this Section 2(a).

(b)   For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not knowingly (without inquiry) consult with any other sub-advisor to the Fund, or with any sub-advisor that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not knowingly (without inquiry) consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as investment advisor, or with any sub-advisor to the Fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to that portion of the Fund’s portfolio designated by the Advisor.  The Advisor agrees that it will provide the Sub-Advisor with the name of the principal underwriters of Fund and the separate series of the Trust and will notify the Advisor of any change in such principal underwriters.

(c)   The Sub-Advisor shall monitor its compliance with the Investment Guidelines and the Prospectus at all times and shall report to the Advisor promptly after the Sub-Advisor becomes aware of any transactions or holdings that are in non-compliance with the Investment Guidelines or the Prospectus, regardless of whether the non-compliance was caused by the Sub-Advisor.  The Sub-Advisor shall use commercially reasonable efforts to correct any non-compliance with the Investment Guidelines or Prospectus and shall reimburse the Fund or the Sub-Advisor Account for any and all losses, costs or damages resulting from such non-compliance that breaches the Sub-Advisor’s standard of care set forth in Section 8.

(d)   If for any reason which is beyond the control of the Sub-Advisor, including market movements, contributions to or withdrawals from the Sub-Advisor Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Sub-Advisor Account ceases to comply with the Investment Guidelines or the Prospectus, then the Sub-Advisor must use commercially reasonable efforts to promptly remedy the non-compliance.

(e)   The Sub-Advisor must use commercially reasonable efforts to satisfy any instruction that the Board of Trustees of the Trust or the Advisor may adopt and communicate to the Sub-Advisor relating to the assets allocated to the Sub-Advisor Account promptly, it being acknowledged that the Sub-Advisor shall have no liability to the extent it follows such instructions.

(f)   The Sub-Advisor will:

(i) advise the Advisor in connection with investment policy decisions to be made by it regarding the Sub-Advisor Account;

(ii) furnish the Fund’s custodian (“Custodian”) with daily information as to executed trades.  The Custodian should receive this data by the close of business each day, but no later than 11:00 a.m. Eastern time the following business day.  The Sub-Advisor must provide the Custodian with copies of trade tickets for each transaction effected for the Fund, provide copies to the Advisor upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(iii) submit such reports and information as the Advisor or the Fund may reasonably request to assist the Custodian, administrator or fund accounting agent in its or their determination of the market value of securities held in the Sub-Advisor Account.  Such assistance includes (but is not limited to):  (a)  providing access to one or more employees of the Sub-Advisor who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employee(s) shall be available for consultation when the Trust’s Valuation Committee convenes; (b) assisting the Advisor or the Custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Sub-Advisor Account, upon the reasonable request of the Advisor or Custodian; (c) upon the request of the Advisor or Custodian, confirming pricing and providing recommendations for fair valuations with respect to securities held by the Sub-Advisor Account; and (d) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Advisor or Trust upon request, with such records being deemed shared records of the Trust and the Sub-Advisor.  The parties acknowledge that the Sub-Advisor and the Custodian or recordkeeping agent of the Fund may use different pricing vendors and be subject to different valuation policies and procedures, which may result in valuation discrepancies, including with respect to same positions held by other clients of the Sub-Advisor;

(iv) place orders for purchases and sales of portfolio investments for the Sub-Advisor Account;

(v) give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Sub-Advisor Account;

(vi) use commercially reasonable efforts to maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Sub-Advisor Account as are required to be maintained by the Trust in accordance with applicable laws and regulations, including but not limited to the 1940 Act, as applicable to the Sub-Advisor.  The Sub-Advisor has adopted record retention policies as required by Rule 206(4)-7 under the Advisers Act.  All records required to be maintained and preserved by the Sub-Advisor Account pursuant to the rules or regulations under Section 31(a) of the 1940 Act and maintained and preserved by the Sub-Advisor on behalf of the Sub-Advisor Account are the property of the Trust and shall be surrendered by the Sub-Advisor promptly on request by the Trust or the Advisor; provided, that the Sub-Advisor may at its own expense make and retain copies of any such records, provided that such records shall remain subject to the confidentiality obligations applicable to the Advisor under Section 16.  The Sub-Advisor agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by the Sub-Advisor under Rule 31a‐1 under the 1940 Act.  The Advisor or its representatives, shall have access to such books and records at all times during the Sub-Advisor’s normal business hours.  Upon the reasonable request of the Advisor, copies of any such books and records shall be provided promptly by the Sub-Advisor to the Advisor or its representatives;

(vii) cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information with respect to the Sub-Advisor Account available to the accountants for the performance of the accountants’ duties;

(viii) provide information in its possession in connection with the preparation of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws, solely to the extent such reports and filings require information relating to the Sub-Advisor Account or the Sub-Advisor’s provision of portfolio management services hereunder.  The Sub-Advisor shall have no obligation to prepare any such reports or filings, it being acknowledged that any reports or filings required under the 1940 Act are the obligation of the Trust, the Fund and/or the Advisor and not the Sub-Advisor;

(ix) prepare and cause to be filed in a timely manner Form 13F and Schedule 13G, in each case if required, with respect to securities held in the Sub-Advisor Account (and without taking into account securities that do not comprise the Sub-Advisor Account);

(x) furnish to the Board of Trustees such information in its possession as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 9 hereof;

(xi) notify the Advisor and the Trust if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual change in control or management of the Sub‐Adviser within the meaning of Rules 2a‐6 and 202(a)(1)‐1 under the 1940 Act and Advisers Act, respectively;

(xii) report to the Advisor prior to each meeting of the Board of Trustees, all material changes in the Sub-Advisor Account since the prior report, and will also keep the Advisor informed of material developments affecting the Sub-Advisor Account and the Sub-Advisor (in each case, materiality shall be determined by the Sub-Advisor, in its sole discretion), and on its own initiative, or as reasonably requested by the Advisor, will furnish the Board of Trustees from time to time with such information as the Sub-Advisor may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Sub-Advisor Account holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Sub-Advisor Account maintains investments, or otherwise;

(xiii) provide commercially reasonable assistance to the Trust, with respect to the Sub-Advisor’s management of the Sub-Advisor Account, in connection with (a) the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder and (b) Rule 38a-1 of the 1940 Act.  With respect to compliance with Rule 38a-1 of the 1940 Act, such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it has adopted policies and procedures reasonably likely to prevent violation of federal securities laws applicable to it, and is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act; (ii) cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; and (iii) upon request and reasonable prior notice, providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) upon reasonable request, providing the Trust’s chief compliance officer with periodic reports relating to the Sub-Advisor Account and the Sub-Advisor's provision of portfolio management services hereunder that are reasonably required to comply with applicable law or regulatory requirement, provided that such obligations do not cause the Sub-Advisor and its affiliates to incur unreasonable costs or expenses and do not cause undue disruption to the normal business activities of the Sub-Advisor or its affiliates or their respective employees, consultants and representatives; and (v) promptly providing notice of any material compliance matters that would reasonably likely have an adverse impact on the Sub-Advisor or the Fund;

(xiv) attend regular business and investment related meetings with the Board of Trustees and the Advisor, as requested by the Trust, the Advisor, or both, but not more frequently than quarterly; and

(xv) within the time period agreed upon between the Advisor and Sub-Advisor following a calendar quarter end, the Sub-Advisor’s chief compliance officer shall complete and deliver a compliance questionnaire to Advisor, certifying that no material breaches of policy or procedures have occurred in relation to the Sub-Advisor Account.

3.   PROXY VOTING AND LEGAL PROCEEDINGS.

Absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Sub-Advisor Account in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor.  The Sub-Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Sub-Advisor Account.  The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor.  The Sub-Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a manner that is sufficiently complete and timely to enable the Trust to be in compliance with its filing obligations under the 1940 Act.  Upon reasonable request, the Sub-Advisor shall provide the Advisor with all proxy voting records relating to the Sub-Advisor Account, including but not limited to those required by Form N-PX.  Upon request of the Advisor, the Sub-Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records.

4.   INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS.

Advisor shall provide the Sub-Advisor with a statement of the investment objectives and policies of the Sub-Advisor Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the Prospectus.  Advisor retains the right, on written notice to the Sub-Advisor from Advisor, to modify the Investment Guidelines in any manner at any time and the Sub-Advisor shall comply with the amended Investment Guidelines in accordance with the timelines established for such change.  The Investment Guidelines, as amended and notified to the Sub-Advisor from time to time, are hereby incorporated into this Agreement.

5.   ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(a)   brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)   custodian fees and expenses;

(c)   all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)   interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to the operation of the Fund, the Sub-Advisor shall be responsible for providing the personnel, office space and equipment, including any investment related software or technology resources, reasonably necessary for the operation of the management of the Sub-Advisor Account.  In order to minimize the need and expense on Advisor of convening a special Board of Trustees meeting, the Sub-Advisor agrees that, to the extent reasonably practical, the Sub-Advisor will provide Advisor sufficient notice of any changes to the Sub-Advisor in accordance with Section 2(f), so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings.  The Sub-Advisor shall be responsible for all the costs associated with a special meeting of the Trust or shareholders convened due to a “change of control” of the Sub-Advisor as defined under Section 2(f).  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

6.   SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor an annual management fee as set forth on Schedule A (for the payment of which the Fund shall have no obligation or liability) based on the Current Net Assets of the Sub-Advisor Account (as defined below).  Such fee shall be accrued daily and payable monthly, as soon as practicable, but no later than 30 days, after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar quarter, the fee with respect to such Sub-Advisor Account accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Sub-Advisor Account’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

7. PORTFOLIO TRANSACTIONS.

(a)           Subject to any limitations communicated by the Advisor to the Sub-Advisor, in connection with the investment and reinvestment of the assets of the Sub-Advisor Account, the Sub-Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Sub-Advisor Account. In placing any orders for the purchase or sale of investments for the Fund, in the name of the Sub-Advisor Account or its nominees, the Sub-Advisor shall seek to obtain for the Sub-Advisor Account "best execution", considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In seeking “best execution”, the Sub-Advisor considers the following factors: the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any); the operational efficiency with which transactions are effected, taking into account the size of order and difficulty of execution; the financial strength, integrity and stability of the broker, including minimum net capital requirements and the level of indebtedness; regulatory and disciplinary history; the firm’s risk in positioning a block of securities; the quality, comprehensiveness and frequency of available research and other services and products considered to be of value; access to underwritten offerings and secondary markets; responsiveness and qualified personnel; institutional references; trading experience; providing access to issuers; facilitating analyst access and road shows; special abilities of a broker that add value to clients; and the competitiveness of commission rates in comparison with other brokers satisfying the Sub-Advisor’s other selection criteria. The Sub-Advisor does not have to weigh any of these factors equally. Subject to the policies as the Board of Trustees may determine and provide to the Sub-Advisor and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Advisor, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

(b)           The Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent, standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above; provided that: (i) the Sub-Advisor does not contravene the Investment Guidelines or Prospectus; (ii) the Sub-Advisor does not violate the 1940 Act or applicable law; (iii) should the Sub-Advisor aggregate transactions of the Sub-Advisor Account with other client accounts managed by the Sub-Advisor, any liability or amounts due from other client accounts will not be attributable or chargeable to the Sub-Advisor Account and (iv) the Sub-Advisor shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected.

(c)           The Sub-Advisor may, using such of the securities and other property in the Fund as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.  The Sub-Advisor shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

(d)           The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

(e)           Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Trust, on behalf of the Fund, the Sub-Advisor agrees that it will not execute any portfolio transactions for the Sub-Advisor Account with a broker or dealer which is actually known to the Sub-Advisor (without inquiry) to be (i) an affiliated person of the Fund, the Trust, the Sub-Advisor or the Advisor; (ii) a principal underwriter of the Fund’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter.  The Sub-Advisor agrees that it will provide the Advisor with a written list of brokers and dealers that are affiliates of the Sub-Advisor and will, from time to time, update such list as necessary.  The Advisor agrees that it will provide the Sub-Advisor with the name of the principal underwriter of the Fund’s shares and will notify the Sub-Advisor of any change in the principal underwriter of the Fund’s shares.

8.   STANDARD OF CARE; LIABILITY; INDEMNITY.

(a)           The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Sub-Advisor in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

(b)           The Sub-Advisor shall indemnify the Trust, the Fund, the Advisor and each of their respective affiliates, agents, control persons, directors, members of the Board, officers and employees (the “Advisor Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Advisor furnished to the Advisor by the Sub-Advisor for use in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC; or (ii) the bad faith, willful misconduct, gross negligence, or reckless disregard of obligations or duties of the Sub-Advisor in the performance of its duties under this Agreement (collectively, “Disabling Conduct”).

(c)           Except for such Disabling Conduct, the Advisor shall indemnify the Sub-Advisor and the Sub-Advisor’s officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Advisor (collectively, the “Sub-Advisor Indemnified Parties”) against, and hold such Sub-Advisor Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) from any Proceedings arising out of or based upon (i) any material misstatement or omission of a material fact in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Advisor by the Sub-Advisor for use therein; or (ii) the bad faith, willful misconduct, gross negligence, or reckless disregard of obligations or duties of the Advisor in the performance of its duties under this Agreement.

(d)           The Sub-Advisor shall not be liable to the Advisor, its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for (i) any acts of the Advisor or any other sub-advisor to the Fund with respect to the portion of the assets of the Fund not managed by the Sub-Advisor and (ii) acts of the Sub-Advisor which result from or are based upon acts of the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by Advisor or any other sub-advisor to the Fund, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request, provided, in all cases, that the liability was not attributable to Disabling Conduct on the part of the Sub-Advisor.

(e)           The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(f)           For the avoidance of doubt, neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable under this Agreement.

9.   TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a)           This Agreement shall go into effect as to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the Securities Act of 1933, as amended, and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

(b)           This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Advisor shall reasonably cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund.

(c)           This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

(d)           This Agreement shall terminate in the event that the Investment Advisory Agreement is terminated.

10.   AGGREGATION OF ORDERS.

The Advisor acknowledges that the Sub-Advisor, in its discretion, may, but is not required to, aggregate purchases or sales of any investment effected for the Sub-Advisor Account with purchases or sales, as the case may be, of the same investment effected on the same day for other accounts or funds managed by the Sub-Advisor or its affiliates in a manner that is fair and equitable in the judgment of the Sub-Advisor.  When transactions are so aggregated (i) the actual prices applicable to the aggregated transaction will be averaged and the Sub-Advisor Account and each other account participating in the aggregated transaction shall be deemed to have purchased or sold its share of the investment involved at such average price, and (ii) all transaction costs incurred in effecting such an aggregated transaction shall be shared on a pro rata basis among the Sub-Advisor Account and all other accounts participating in such aggregated transaction.

11.   NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

12.   AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

13.   SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

14.   NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

15.   ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy.  The Sub-Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future.  Each party may disclose information regarding the other party to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation, provided that, to the extent not prohibited by law, the disclosing party shall provide sufficient prior notice to the other party so as to afford it an opportunity to protect confidentiality of such information.

16.   CONFIDENTIALITY.

(a)           Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”).  The Sub-Advisor understands that the holdings, performance or any other information regarding the Sub-Advisor Account managed by the Sub-Advisor is the property of the Trust and may be used by the Trust or by Advisor as its agent in the Fund’s discretion, provided that the Sub-Advisor may use “track record” information without indentifying the client.  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.  Neither party shall disclose Confidential Information except:  (a) to its employees, consultants, legal advisors, auditors, brokers, counterparties or any other persons in connection with performing its duties under this Agreement that have a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall, so long as permitted by applicable law and regulation, provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a routine regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

(b)           Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this Section 16 shall survive for a period of three (3) years following the termination of this Agreement.

(c)           Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

17.   USE OF NAMES.

(a)           The Sub-Advisor from time to time shall make available, without charge to the Advisor or the Trust, any marks or symbols owned by the Sub-Advisor (the “Mark”), including marks or symbols containing the Mark or any variation thereof, in connection with the establishment of the Fund and offering of shares of the Fund to investors as contemplated under this Agreement, provided that all use of the Sub-Advisor’s name, the names of its affiliates and the Mark shall be of high quality, commensurate with the reputation of the Sub-Advisor and shall comply with the quality standards acceptable to the Sub-Advisor, and provided, further, that the Sub-Advisor shall be provided with a copy of any such documents containing its name or the names of its affiliates reasonably prior to their first use.  Nothing herein shall require the Advisor to provide copies of documents to the extend the Sub-Advisor information used in the document is in substantially the same format and context as previously provided.  Upon termination of this Agreement, the Advisor and the Trust must promptly cease use of the Mark.

(b)           During the term of this Agreement and after its termination, the Sub-Advisor shall not use the name of the Fund, the Advisor or Natixis or any combination or derivation thereof in any material relating to the Sub-Advisor in any manner not approved prior thereto in writing by the Advisor.  Notwithstanding the foregoing, the Sub-Advisor may disclose its relationship with the Advisor in specific marketing materials to prospective accounts and include the Sub-Advisor Account’s performance in calculating composites.

(c)           The Sub-Advisor shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name which merely refers in accurate and factual terms to the Trust or Fund in connection with the Sub-Advisor’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

18.   NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:
Aurora Investment Management L.L.C.
300 North LaSalle Street, 52nd Floor
Chicago, IL 60654
Attn: General Counsel
Legal@aurorallc.com

SUB-ADVISOR:
______________

FUND:
Trust for Professional Managers
On behalf of the Aurora Horizons Fund
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202
Attn: Rachel A. Spearo
rachel.spearo@usbank.com

19. GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

20. ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

21. ENTIRE AGREEMENT.

This Agreement and the schedule attached hereto contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior negotiations, agreements and understandings with respect thereto.

22. MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

AURORA INVESTMENT MANAGEMENT L.L.C. By: ___________________________________ Name: Scott C. Schweighauser Title: Partner & Portfolio Manager

[Sub-Advisor] By: ___________________________________ Name: _________________________________ Title: __________________________________

SCHEDULE A

SUB-ADVISORY FEES

Series of Trust for Professional Managers	Fee Rate as a Percentage of Current Net Assets of the Sub-Advisor Account
Aurora Horizons Fund Sub-Advisor: ____________